TERRY KENNEDY

2485 Village View Drive, Suite 180

Henderson, NV 89074

(702) 830-7919

April 1, 2020

James Olson, Chairman Grow Capital, Inc.

Re: EXECUTIVE COMPENSATION AGREEMENT

Gentlemen,

Set forth below are the terms and conditions regarding compensation for services to be provided for the three month period that begins on April 1, 2020 and ends on June 30, 2020, and the fee arrangement for those services to be provided by me, Terry Kennedy (“Mr.

Kennedy”), to Grow Capital, Inc. (a Nevada corporation), its subsidiaries and affiliates (collectively "GRWC") for periods after March 31, 2020, along with our agreement regarding payment of fees for those services. The effective date of this agreement is and shall be April 1, 2020.

COMPENSATION FOR PAST SERVICES

It is acknowledged, both by GRWC and by Mr. Kennedy, that there are no amounts that GRWC currently owes Mr. Kennedy for any period prior to April 1, 2020 and that in consideration of this agreement and for other good and valuable consideration, Terry Kennedy hereby waives any claim or cause of action, whether in equity or at law, he has or may have against GRWC for fees for services provided prior to April 1, 2020.

SCOPE OF SERVICES

Executive is hereby appointed to be the President and Chief Executive Officer of the Company, shall report to and take directions from the Company’s Board of Directors. Executive shall be responsible for the management and running of the day-to-day operations of the Company, and shall focus his time and energy in the business development, and shall be responsible for and oversee and manage the day-to-day operations of the Company, and shall perform such duties and responsibilities as may be reasonably requested from time to time by the Board of Directors of the Company. Executive agrees that while employed by the Company Executive will devote Executive’s time, taking into consideration Executive’s position, applying Executive’s attention, skill and best efforts to the faithful performance of Executive’s duties hereunder in a professional manner. Due to the nature of Executive’s position, Executive agrees that Executive will work those hours reasonably necessary to complete Executive’s duties hereunder, even if such duties require Executive to work outside of normal business hours. Executive agrees that in the performance of such duties and in all aspects of employment, Executive will comply with the policies, standards, work rules, strategies and regulations established from time to time by the Board of Directors of the Company.

BASIC FEE ARRANGEMENT

Following the appointment of Mr. Kennedy as the President and Chief Executive Officer of GRWC, and for the three months beginning April 1, 2020, GRWC hereby agrees to issue to Mr. Kennedy a fixed fee of One Million (1,000,000) shares of Grow Capital, Inc. restricted "144" common stock for the services of Kennedy in providing CEO and President officer services under this executive compensation agreement in which Mr. Kennedy is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company. It is also understood and agreed that Mr. Kennedy is providing and intends to continue to provide services to clients of an existing business company he owns and which is separate from his officer duties with GRWC, or to otherwise be individually employed by another entity or entities and that Mr. Kennedy shall devote only so much time and effort as an executive officer that is reasonably necessary to meet the needs of GRWC within his other time constraints.

The basic fee arrangement noted above of One Million (1,000,000) shares of GRWC restricted "144" common stock shall be paid as Stock Based Compensation, are to be issued within 10 days of executing this agreement, and vest immediately upon issuance, and shall be deemed to be fully earned upon issuance. Any such shares of Stock under this basic fee arrangement will be issued to Terry Kennedy, or, upon request, his designee.

The above stated fees do not include expenses and GRWC agrees to timely pay any authorized expenses separately incurred by Mr. Kennedy on behalf of GRWC. GRWC further agrees that Mr. Kennedy may also utilize other employees or subcontractors to perform services for GRWC or in support of matters assigned by him to GRWC. To the extent a matter requires or may require the expertise of a business services other than what Mr. Kennedy or other personnel he normally utilizes can provide, GRWC agrees to separately engage and pay for such business services and expenses, and Mr. Kennedy will provide business oversight of said services within the parameters of this Compensation Agreement.

Charges for expenses may and shall include, but not be limited to, expenditures for office expenses, travel, business meals, mileage, and other expenses in the proper performance of officer duties incurred by Mr. Kennedy on GRWC’s behalf.

TERM OF SERVICE

The term of this agreement shall be and is three (3) months from the effective date of April 1, 2020, and may be terminated during such initial term “for cause” only. During the term of this agreement, the Board of GRWC and Mr. Kennedy have agreed to put forth their best efforts in drafting and consummating a more permanent executive compensation agreement that is acceptable to both parties and that is anticipated to become effective July 1, 2020.

Should the parties not consummate an executive compensation agreement for the period beginning July 1, 2020, then this agreement will automatically renew for up to a second three month (3) period beginning July 1, 2020 with one million (1,000,000) restricted "144" common shares prorated for the portion of this extended period actually served until the more permanent executive compensation agreement is in fact consummated, executed, and made effective. For any part of this extended period beginning July 1, 2020 that Mr. Kennedy serves as CEO and President prior to execution of his more permanent executive compensation agreement, the one million (1,000,000) restricted "144" common shares shall be prorated based on the number of such days he serves divided by ninety (90), and to be paid to Mr. Kennedy within 10 days after the end of such prorated period, and vesting immediately upon issuance.

If any of the above terms do not meet with your approval, please let me know immediately, and I will review them with you. If you agree with the foregoing, please sign the duplicate original of this letter and return it to me at your earliest convenience.

Sincerely,

Terry Kennedy

Acknowledged and Agreed:

Grow Capital, Inc.

By:

James Olson, Chairman